Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made on June 7, 2023, by and among Frank N. D’Orazio (“Executive”), James River Group Holdings, Ltd. ( “Holdings”), and a subsidiary of Holdings, James River Group, Inc. (“the Company”).
Recitals
WHEREAS, Holdings, the Company and Executive are parties to an Employment Agreement dated as of October 28, 2020 (the “Agreement”), which provides for the employment of the Executive by Holdings and the Company as Chief Executive Officer in accordance with the terms and provisions thereof; and
WHEREAS, the Board of Directors of Holdings and the Company have approved certain amendments to the Agreement, and Executive has agreed to accept such amendments.
NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:
1.Section 7. (a) Section 7(a)(iii)(1) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(1)    In the event of a termination without Cause or for Good Reason, or a Company Non-Renewal Termination: (I) before, or more than 12 months after, a Change in Control (as defined in Section 7(d)), a gross amount equal to (x) Executive’s base salary in effect on the Termination Date divided by (y) twelve (12), per month, subject to any applicable deductions and withholdings, for a period of eighteen (18) months after the Termination Date, or (II) within twelve (12) months after a Change in Control, a gross amount equal to (x) Executive’s base salary in effect on the Termination Date divided by (y) twelve (12), per month, subject to any applicable deductions and withholdings, for a period of thirty-six (36) months after the Termination Date, which, in either case, shall be paid in periodic installments by the Company in accordance with the Company’s normal payroll practices in effect as of the Termination Date commencing on the first payroll cycle which is at least forty-five (45) business days after the Termination Date, unless such payments are required to be delayed pursuant to Section 8 below;”
(b)    Section 7(a)(iii)(5) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(5)    [Intentionally Omitted].”
(c)    Section 7(b)(ii) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:
“(ii)    [Intentionally Omitted]”

(d)    Section 7(d) of the Agreement is hereby amended by adding the following at the end thereof:
“For purposes of this Agreement, “Change in Control” means the following events:
(i)    the purchase or other acquisition (other than from Holdings), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (excluding, for this purpose, Holdings or the Company Group or any employee benefit plan of Holdings or the Company Group), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of Holdings’ then-outstanding voting securities entitled to vote generally in the election of directors;
(ii)    the consummation of a reorganization, merger, amalgamation or consolidation involving Holdings, in each case with respect to which persons who were the shareholders of Holdings immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation’s then-outstanding voting securities; and
(iii)    a liquidation or dissolution of Holdings or the sale of all or substantially all of the assets of Holdings,
Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of Holdings, such date shall be the date on which Holdings shall commence such liquidation or dissolution.”
(e)    Section 7 is hereby amended by inserting the following subsection as 7(e):
“(e)    Notwithstanding the foregoing, and except as provided in Section 7(a)(iii)(4), Executive’s rights with respect to payment of any cash award after the Termination Date under the short-term incentive plan approved by the Holdings Board (“STI Plan”), or the vesting and exercise of any equity award after the Termination Date under the long-term incentive plan approved by the Holdings Board (“LTI Plan”), shall be governed by the applicable STI Plan and equity award agreements and LTI Plan, respectively.”

2.Miscellaneous. (a) Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(b)    This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
(c)    This Amendment shall be effective as of the date it is fully executed by all of the parties to the Agreement.
3.This Amendment shall be governed by construed and administered in accordance with the laws of Delaware without regard to the principles of conflicts of law which might otherwise apply.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ J. Adam Abram
Name: J. Adam Abram
Title: Chairman of the Board of Directors

Dated: June 7, 2023

JAMES RIVER GROUP, INC.

By: /s/ Sarah C. Doran
Name: Sarah C. Doran
Title: President, CFO & Treasurer

Dated: June 6, 2023

FRANK N. D’ORAZIO
By: /s/ Frank N. D’Orazio

Dated: June 5, 2023